Exhibit 10(a)

[Wendy’s International, Inc. letterhead]

August 10, 2006

HAND DELIVERED

Mrs. Kerrii B. Anderson

[Address]

Dear Mrs. Anderson:

Wendy’s International, Inc. (the “Company”) recognizes that you have made major contributions to the short- and long-term profitability, growth and financial strength of the Company, and are expected to continue to make such contributions in the future, including during the period beginning as of the date of this agreement and ending on April 25, 2008 (the “Retention Date”). In order to diminish the inevitable distraction created by the possibility, threat or occurrence of a termination of your employment by the Company other than for cause or a material change by the Company in your position, responsibilities or compensation during such period, in recognition that you have agreed to serve as interim Chief Executive Officer and President of the Company, and to provide you with compensation upon such termination that ensures your compensation expectations will be satisfied and are competitive with those of other corporations, the Company wants to offer to you certain cash payments and other rights in the event of such termination.

In consideration of your continued employment with the Company, it is hereby agreed that if your employment with the Company and all of its subsidiaries is terminated by the Company other than for cause (as defined below), or by you for good reason (as defined below), on or prior to the Retention Date, then you will be entitled to the following rights and benefits:

1. On the Termination Date (as defined below), all performance shares, Earned Performance Shares (as defined in the applicable award agreements), restricted shares and restricted stock units granted to you by the Company that are outstanding and unvested as of the Termination Date shall fully vest, and any restrictions or risks of forfeiture remaining on any such shares or units as of the Termination Date shall lapse, notwithstanding anything to the contrary set forth in the incentive plan or award agreement under which such shares or units were granted.

2. As severance pay and in lieu of any further salary for periods subsequent to the Termination Date, the Company will pay you in a single payment an amount in cash equal to the sum of the following (the “Payment Amount”):

(a) An amount equal to two times your annual base salary at the rate in effect at the time Notice of Termination (as defined below) is given; and

August 10, 2006

(b) An amount equal to the excess, if any, of the fair market value of common shares issuable under stock options granted to you by the Company that are outstanding and unexercised as of the Termination Date over the applicable exercise prices for such unexercised stock options (for purposes of this agreement, “fair market value” means the arithmetic mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date Notice of Termination is given), and all such unexercised stock options shall be canceled as of the Termination Date in exchange for the foregoing cash payment, notwithstanding anything to the contrary set forth in the incentive plan or option award agreement under which such options were granted.

The Payment Amount shall be paid to you within six months and five days after the Termination Date, or, if a delay in that payment is necessary to avoid an excise tax or other penalty arising from application of Section 409A of the Internal Revenue Code of 1986, as amended, at the earliest subsequent date on which that payment may be made without giving rise to any such tax or penalty. Your rights under this agreement are in addition to, and not in lieu of, all other rights and benefits to which you may be entitled, including any salary, bonus, vacation pay or other compensation accrued but unpaid as of the Termination Date, as well as any other rights or benefits to which you may be entitled under other agreements, plans or programs of the Company and its subsidiaries, as they may be amended (or terminated) from time to time; however, the amount payable to you under paragraph 2(a) above shall be reduced or eliminated by the amount of any severance pay in lieu of further salary payable to you under any other agreement between you and the Company as a result of your termination by the Company other than for cause (as defined in such other agreement) or by you for good reason (as defined in such other agreement).

For the purposes of this agreement, termination for “cause” is a termination by reason of the good faith determination of the Board of Directors of the Company that you (a) willfully and continually failed to substantially perform your duties with the Company (other than a failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board of Directors that specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties and such failure substantially to perform continues for at least 14 days, or (b) have willfully engaged in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or (c) have otherwise materially breached any employment agreement between you and the Company (including, without limitation, the voluntary termination of your employment by you during any employment term, if applicable, under such employment agreement). No act, nor failure to act, on your part shall be considered “willful” unless you have acted, or failed to act, with an absence of good faith and without a reasonable belief that your action or failure to act was in the best interest of the Company. Notwithstanding the foregoing,

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your employment shall not be deemed to have been terminated for cause unless and until (1) there shall have been delivered to you a copy of a written notice setting forth that you were guilty of conduct set forth above in clause (a), (b) or (c) of the first sentence of this paragraph and specifying the particulars thereof in detail, and (2) you shall have been provided an opportunity to be heard by the Board of Directors of the Company (with the assistance of your counsel).

For purposes of this agreement, “good reason” means the occurrence of any of the following events or conditions without your express written consent: (a) a change in your status, title, position or responsibilities (including reporting responsibilities) which, in your reasonable judgment, does not represent a promotion from the positions of Chief Executive Officer and President (except a change to the position of Executive Vice President and Chief Financial Officer or another executive position reporting directly to the Chief Executive Officer) or Executive Vice President and Chief Financial Officer or another executive position reporting directly to the Chief Executive Officer; the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title, position or responsibilities; or your removal from, or the failure to reappoint or reelect you to, any of such positions, except in connection with the termination of your employment for disability, cause, as a result of your death or by you other than for good reason; (b) a reduction by the Company in your base salary as in effect as of the date of this agreement as long as you are employed as Chief Executive Officer and President, or a reduction by the Company in your base salary below your salary as in effect on April 16, 2006 if you are employed as Executive Vice President and Chief Financial Officer or another executive position reporting directly to the Chief Executive Officer; (c) the Company requiring you to be based at any place outside a 30-mile radius from your business office location as of the date of this agreement, except for reasonably required travel on Company business; (d) any material breach by the Company of any provision of this agreement or any other agreement between you and the Company; and (e) the failure of the Company to notify you within the 30-day period specified in the penultimate paragraph of this agreement that the Company has obtained a satisfactory agreement from a successor or assign of the Company to assume and agree to perform this agreement, as contemplated in such paragraph.

Prior to the Retention Date, any purported termination by the Company or by you shall be communicated by Notice of Termination to the other. A “Notice of Termination” means a written notice which indicates the specific termination provision in this agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. If your employment is terminated by the Company for any reason, Notice of Termination must be given at least 30 days prior to the Termination Date. For purposes of this agreement, no such purported termination shall be effective without a Notice of Termination. “Termination Date” means the date specified in the Notice of Termination.

Since the performance of your services is an important consideration for this agreement, no payment will be made under this agreement in the event of your death, disability, retirement,

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voluntary termination or termination for cause prior to the Retention Date. This agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) your death, disability, retirement, voluntary termination or termination for cause prior to the Retention Date, and (b) the Retention Date, if your employment has not been terminated prior thereto. In addition, nothing in this agreement shall amend in any way the rights of the Company or its subsidiaries to terminate your employment with or without cause, nor confer on you any right to continuance of employment by the Company or any of its subsidiaries. Any payment to you required hereunder shall be subject to all withholding and other requirements under applicable law, and to any deduction requirements of any benefit plan maintained by the Company in which you are a participant, and to all reporting, filing and other requirements in respect of such payment.

This agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by both parties hereto. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

This agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. You acknowledge that this agreement will be filed by the Company with the Securities and Exchange Commission.

This agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the Company, except that the obligations of this agreement may not be transferred by the Company; however, if the Company transfers to any other person substantially all of its business and assets by merger, consolidation, sale of assets or otherwise, the Company must transfer its obligations hereunder to such other person and such other person must accept such transfer and assume the obligations of the Company imposed hereby. The Company shall notify you in writing within the 30-day period following any transfer of business and assets that the transferee has accepted the transfer and assumption of the Company’s obligations under this agreement. This agreement shall inure to the benefit of and be binding upon your heirs and assigns (including successive, as well as immediate, assigns), except that your rights under this agreement may be assigned only to your personal representative or by will or pursuant to applicable laws of descent and distribution.

August 10, 2006

Once you have had an opportunity to consider this matter and if you agree to its terms and conditions, please return an executed a copy of this letter to the Company, attn: Jeff Cava, by no later than 5:00 p.m. (EDT) on August 10, 2006. The offer set forth in this agreement will be rescinded if the Company has not received an executed copy back by that date and time.

Yours truly,

WENDY’S INTERNATIONAL, INC.

	By:	/s/ Jeffrey M. Cava
	Name:	Jeffrey M. Cava
	Title:	Executive Vice President
Accepted and agreed to:

/s/ Kerrii B. Anderson	Date: August 10, 2006
Kerrii B. Anderson

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